Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  iVoice, Inc.

To:      Treasurer
         State of New Jersey

         THE UNDERSIGNED, of the age of eighteen or over, for the purpose of forming a corporation under the New Jersey Business Corporation Act, Title 14A, Corporations, General, of the New Jersey Statutes, does hereby execute the following Certificate of Incorporation:


                                    ARTICLE I
                                 Corporate Name

         The name of the corporation (the "Corporation") is iVoice, Inc.


                                   ARTICLE II
                                Corporate Purpose

         The Corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.


                                   ARTICLE III
                                  Capital Stock

         The capital stock of this Corporation shall consist of common stock and preferred stock. The common stock shall be divided into two classes as follows: ten billion (10,000,000,000) shares of Class A Common Stock Shares and fifty million (50,000,000) shares of Class B Common Stock Shares. The Preferred Stock shall consist of one million (1,000,000) shares of Preferred Stock with a stated par value of $1.00 per share.



         Class A Common Stock Shares. The Class A Common Stock Shares shall be have no par value per share. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock Shares shall be entitled on each matter to cast one (1) vote in person or by proxy for each share of the Class A Common Stock Shares standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders.


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         Class B Common Stock Shares. The par value of the Class B Common Stock shall be $.01. Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock Shares were issued. Every holder of the outstanding shares of the Class B Common Stock Shares shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares held by that holder, had all of the outstanding Class B Common Stock Shares held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock Shares shall vote together with Class A Common Stock Shares without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders. Each Class B Common Stock Share shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares, had all of the outstanding Class B Common Stock Shares been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.

Preferred Stock.

                  (A) Issuance, Designations, Powers, Etc.

                           The Board of Directors expressly is authorized,
                  subject to limitations prescribed by the New Jersey Business Corporations Act and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the New Jersey Business Corporations Act, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                    (a) the number of shares constituting that series and the distinctive designation of that series;

                    (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                    (c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;


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                      (d) whether that series shall have conversion privileges,
                      and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                      (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                    (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                    (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                    (h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

              (B) Dissolution, Liquidation, Winding Up.

                      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.



                                   ARTICLE IV
                     Registered Office and Registered Agent

         The address of the initial registered office of the corporation within the State of New Jersey is: 750 Highway 34, Matawan, NJ 07747; and the name of the initial registered representative at such address is Jerome Mahoney, an individual residing within the State of New Jersey.

                                    ARTICLE V
                   Board of Directors and Number of Directors

         The number of directors shall be governed by the By-Laws of the Corporation. The number of directors constituting the initial Board of Directors of the Corporation shall be one (1). The names and addresses of the initial member of the Board of Directors is as follows:

         Jerome Mahoney    c/o The Corporation
                               750 Highway 34
                               Matawan, NJ 07747


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                                   ARTICLE VI
                             Limitation of Liability

          Subject to the following, a director or officer shall not be personally liable to the Corporation or its shareholders for any breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize a corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. No amendment to or repeal of this Certificate of Incorporation shall apply to or have any adverse effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.


                                   ARTICLE VII
                       Indemnification of Corporate Agents

         Every Corporate Agent of the Corporation who was or is made a party or is threatened to be made a party to or is involved in any proceeding by reason of his or her service as a Corporate Agent, whether or not the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity (including service with respect to an employee benefit plan), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists today or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the New Jersey Business Corporation Act permitted the Corporation to provide prior to such amendment), against all Expenses and Liabilities (including, without limitation, ERISA excise taxes or penalties). The rights provided herein are intended to extend to all Proceedings (including, without limitation, Proceedings by or in the right of the Corporation), and the indemnification against Expenses and Liabilities in connection with Proceedings by or in the right of the Corporation is specifically provided for to the fullest extent permitted by law. The rights to indemnification provided hereunder shall also include the right to advancement of expenses to the fullest extent permitted by law. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of the heirs, executor or administrator of such a person. The rights provided hereunder shall not exclude any other rights to which a Corporate Agent may be entitled under the By-Laws of the Corporation or under any agreement, vote of shareholders or otherwise.

         All terms not defined hereby are used in accordance with the definitions contained in the New Jersey Business Corporation Act at N.J.S.A. ss.14A:3-5(1).



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                                  ARTICLE VIII
                        Name and Address of Incorporator

     The name and address of the incorporator shall be Lawrence A. Muenz, Meritz & Muenz LLP., Three Hughes Place, Dix Hills, NY 11746.


                                   ARTICLE IX
                              Date of Incorporation

         The effective date of this Certificate of Incorporation is the date of its filing with the Treasurer of the State of New Jersey.


         IN WITNESS WHEREOF, the undersigned, the incorporator of the above named Corporation, has hereunto signed this Certificate of Incorporation on the 25th day of April, 2003.



                                                        s/Lawrence A. Muenz
                                                        -------------------

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